Theravance and Astellas Add Japan to Collaboration on Telavancin, Investigational Antibiotic for Serious Infections

SOUTH SAN FRANCISCO, CA and TOKYO -- 07/18/2006 -- Theravance, Inc. (NASDAQ: THRX) and Astellas Pharma Inc. announced today that they have agreed to add Japan to their collaboration for the development and commercialization of Theravance's investigational antibiotic, telavancin, thereby giving Astellas worldwide rights to this potential medicine.

Telavancin is a novel lipoglycopeptide injectable antibiotic discovered by Theravance that targets serious Gram-positive infections including those caused by methicillin-resistant Staphylococcus aureus (MRSA) strains. Previously presented data demonstrated that telavancin has a multifunctional mechanism of action that the companies believe results in bacterial killing and may help reduce the risk of inducing resistance. Telavancin is currently in Phase 3 studies outside of Japan for the treatment of complicated skin and skin structure infections (cSSSI), for which patient enrollment has been completed, and hospital-acquired pneumonia (HAP). Phase 1 studies for Japanese registration are now in preparation to be started later this year.

Commenting on the extension of the collaboration, Masafumi Nogimori, President and Chief Executive Officer of Astellas, said, "I am pleased that our existing relationship with Theravance has been expanded to include Japan, making our collaboration truly global. The addition of a unique product such as telavancin to our Japanese pipeline provides additional depth and commitment to the field of infectious disease."

"We are glad to be able to extend our partnership with Astellas on telavancin," said Rick E Winningham, Chief Executive Officer of Theravance. "The collaboration of the two companies has been exceptional to date. The insights of our combined teams should improve our ability to provide this potential medicine to patients with MRSA infections and make a difference in their lives."

"Hospital- and community-acquired MRSA is a growing medical concern that threatens the health and lives of patients," said Michael Kitt, MD, Senior Vice President of Development at Theravance. "There is an urgent need for more effective treatments that can reduce morbidity and mortality from these infections."

Collaboration Arrangements

For rights to telavancin in Japan, Theravance will receive an upfront payment of $10 million from Astellas and is eligible to receive a $5 million milestone payment for regulatory approval in Japan. These payments are in addition to the $131 million in clinical and regulatory milestone payments that Theravance is currently eligible to receive related to non-Japanese milestone events. Theravance has received a $65 million license fee and a $25 million milestone payment related to completion of the Phase 3 cSSSI program. Theravance is entitled to royalties on global sales of telavancin that will now include sales in Japan, and which, on a percent basis, range from the high teens to the upper twenties.

Under the terms of the collaboration, Theravance will lead the development of telavancin for cSSSI and HAP and collaborate substantially with Astellas in marketing in the US for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities worldwide. Theravance will be responsible for substantially all costs to develop telavancin for cSSSI and HAP. Astellas will be responsible for substantially all costs associated with commercialization and further development of telavancin, including for the Japanese market.

In addition to the license rights to telavancin in Japan, Astellas also receives an option to further develop and commercialize TD-1792 in Japan. TD-1792 is a unique heterodimer antibiotic compound that combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule. Theravance is currently conducting Phase 1 human clinical studies for TD-1792.

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program with Astellas and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's website at www.theravance.com.

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. In April 2005, the company was formed through the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical Co., Ltd. The organization is committed to becoming a global mega pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. For more information on Astellas Pharma Inc., please visit the company's website at www.astellas.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc. This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and expected results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights and statements concerning expectations for product candidates through development and commercialization. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in completing clinical studies, the potential that results of clinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2006, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Theravance
Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
aparker@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com

Astellas
Astellas Pharma Inc.
Akihiro Tanaka, Ph.D.
Vice President, Corporate Communications, Corporate Administration
+81-3-3244-3201